Exhibit 10.1

Application License Agreement

This Agreement (“Agreement”) is made between FourM Co., Ltd. (hereinafter referred to as “Party A”) and Center Mobile Co., Ltd. (hereinafter referred to as “Party B”) regarding the licensing (hereinafter referred to as “License”) for the use (hereinafter referred to as “Licensed Use”) of the application owned by Party B (hereinafter referred to as “Application”).

Article 1 (Definitions) The contents of this Licensed Business shall be as follows:

1.	“Application” refers to the android and ios applications that correspond to “PLAIO”.

2.	“Licensed Use” refers to Party A using the Application according to the terms predetermined in a separate agreement.

3.	“License” refers to Party B granting Licensed Use to Party A.

4.	“Customer” refers to any person who has usage rights to the Application.

5.	“Consideration” refers to the fee that Party A pays to Party B as consideration for the License.

Article 2 (Agreement Period)

1.	The effective period of this Agreement shall be 3 months from November 1, 2022.

2.	If neither Party A nor Party B gives notice of termination 1 month before the expiration of the Agreement’s effective period, the Agreement shall be automatically extended for another 3 months under the same terms.

Article 3 (Parties’ Obligations)

1.	Party A and Party B mutually confirm that only Party B has the obligation to provide services to customers through the Application, and Party A shall not make any representations suggesting that it can directly provide services to customers through the License.

2.	In the event that either Party receives a complaint from a customer, Party A and Party B shall handle it under their own responsibility and expense, and shall not cause any inconvenience to the other party.

Article 4 (License Content) The specific content of this License shall relate to all rights (including advertisement selection, operation, data collection, etc.) concerning advertisements displayed on the Application by Party A. However, Party B may request explanations about the License or operation from Party A at any time. Party A must report to Party B within 2 business days when requested. Furthermore, Party B may freely use this reported information.

Article 5 (Payment of Consideration)

1.	Party A shall pay consideration for the License to Party B as follows. However, this excludes advertisements displayed on links marked as “DL/Register to Save” or “Register to Save” within the Application and advertisements displayed to Party B according to Article 3, Paragraph 2. [90% of advertising revenue (including tax) earned by Party A through Application use under this Agreement]

2.	Payment of the above consideration shall be made by the following method: Party A shall submit a detailed statement of License consideration to Party B monthly, and notify Party B of said consideration amount. Party A shall pay said consideration to Party B by the end of the month following notification.

Article 6 (Prohibited Acts) Party A shall not engage in the following acts when using the Application:

1.	Transfer Application usage rights to third parties without prior written consent from Party B (including lending, leasing or freely providing)

2.	Modify the Application specifications without prior written consent from Party B

3.	Not provide explanations or answers when Party B makes inquiries about the License usage

Article 7 (Confidentiality)

1.	Neither party shall disclose or communicate to third parties (excluding Party A’s parent company, subsidiaries, and affiliated companies) any information received from the other party in relation to this Agreement or obtained through other means (hereinafter “Confidential Information”) during the effective period of this Agreement and after its expiration, without the written consent of the disclosing party. However, this shall not apply to the following information: (1) Information that was already public at the time of disclosure from the disclosing party (2) Information that was already legitimately possessed by the receiving party at the time of disclosure from the disclosing party (3) Information that became publicly known after receipt without fault of the receiving party (4) Information legally obtained from third parties without confidentiality obligations (5) Information required to be disclosed by laws, regulations, orders, or other governmental institutions

2.	If a party receives a disclosure request from a third party, they must immediately notify and get instruction from the disclosing party, and must comply with these instructions.

3.	Party A may demand compliance with this article from its officers and employees to the extent necessary during the effective period of this Agreement.

Article 8 (Handling of Personal Information)

1.	When handling personal information contained in confidential information (hereinafter referred to as “Personal Information”), each party shall comply with the “Act on Protection of Personal Information” and other applicable laws, regulations, and guidelines, and shall observe basic policies and handling standards for security management.

2.	Each party shall handle Personal Information only to the extent necessary for executing this business, and shall not use it in a way that violates the essence of this business without prior written consent from the other party.

Article 9 (Prohibition of Conflicting Solicitation) This Agreement is a one-sided trust agreement, and any negotiations attempted by either party to transfer all or part of the other party’s business without written consent from the other party shall be invalid.

Article 10 (Application Modifications)

1.	Party A and B mutually confirm that this License includes Party B making repairs and modifications to the Application upon obtaining Party A’s written consent.

2.	Party A and B mutually confirm that regarding the repairs and modifications mentioned in the preceding paragraph, Party A shall have usage rights limited to the effective period of this Agreement upon Party B granting a one-sided license of intellectual property rights to Party A.

3.	The consideration for usage rights mentioned in the preceding paragraph shall be included in the consideration stipulated in Article 5.

Article 11 (Notification) If any of the following events occur to either party, the relevant party must promptly notify the other party in writing of the facts and details:

1.	Change of business or residential address

2.	Merger, company split, or other organizational changes

3.	Changes to Application specifications

Article 12 (Force Majeure) Party A shall not be held responsible for any disruption or suspension of business operations due to uncontrollable circumstances such as strikes, outages, terrorist acts, fires, earthquakes, computer virus infections, internet unavailability, system malfunctions, etc., provided that immediate notice of such circumstances is given.

Article 13 (Termination)

1.	Either party may terminate all or part of this Agreement without notice if the other party falls under any of the following conditions: (1) When the other party violates any provision of this Agreement and fails to correct such violation within 14 days after receiving notice (2) When business operations are suspended or licenses are revoked by supervisory authorities (3) When payment is suspended or becomes impossible, or when checks or bills are dishonored (4) When a petition for provisional seizure, provisional disposition, or auction is filed by a third party, or when administrative disposition is received (5) When a petition for bankruptcy, civil rehabilitation, corporate reorganization, special liquidation is filed, or self-declaration is made (6) When dissolution, company split, business transfer, or merger is decided (7) When significant changes in assets or credit status occur that may make the execution of obligations under this Agreement difficult (8) When any other event equivalent to the preceding items occurs

2.	In the cases mentioned in the preceding paragraph, the other party shall compensate for all damages incurred by the terminating party due to termination.

Article 14 (Claims for Damages) If either party violates the provisions of this Agreement, the other party may claim compensation for damages within the scope of direct causal relationship.

Article 15 (Anti-Social Forces Exclusion)

1.	If Party A or B, their representatives, officers (including those who substantially execute business operations), or persons recognized as being substantially involved in business management are found to correspond to any of the following items, they may terminate without any notice:

(1) When recognized as being part of or at the time of contract was part of organized crime groups, organized crime group members, organized crime group associate members, corporate extortionists, social movement racketeers, politically-motivated racketeers, specially skilled organized crime groups, or other anti-social forces (hereinafter referred to as “Anti-Social Forces”) (2) When recognized as utilizing Anti-Social Forces (3) When recognized as providing funds or benefits to Anti-Social Forces (4) When recognized as having a relationship with Anti-Social Forces that should be socially criticized (5) When either party or a third party commits any of the following acts against the other party: ① Violent demands ② Unreasonable demands beyond legal responsibility ③ Threatening behavior or using violence in transactions ④ Damaging the other party’s reputation through defamation or fraud, or interfering with the other party’s business ⑤ Other actions equivalent to the preceding items

2.	If Party A or B terminates this Agreement pursuant to the preceding paragraph, they shall not be required to compensate for any damages incurred by the other party.

3.	If damages occur to either party due to termination under Paragraph 1, the party causing such damages must compensate the other party.

Article 16 (Expenses) Party A and B mutually confirm that Party A shall bear all expenses incurred in executing this business. However, this allocation of expenses may be changed upon mutual discussion.

Article 17 (Good Faith Consultation) Party A and B shall execute this Agreement in good faith, and when matters not stipulated in this Agreement arise or disputes occur regarding the interpretation of each provision, they shall resolve them through mutual consultation.

Article 18 (Jurisdiction) Both parties agree that the district court having jurisdiction over the location of the plaintiff’s head office shall be the court of first instance for any disputes concerning this Agreement that arise regardless of when they occur.

Article 19 (Severability)

1.	The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of other provisions.

2.	Even if either party has not exercised their rights under any provision of this Agreement, this shall not be considered as a waiver of such rights or prevent future exercise of such rights.

3.	The headings of each provision are for reference only and shall not be used in interpreting this Agreement.

4.	No provision of this Agreement shall be judicially or administratively resolved contrary to the parties’ intentions in understanding reasonable meanings.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate, and after signing and sealing, each party shall retain one copy.

October 31, Reiwa 4 [2022]

(Party A) Address: Roppongi Hills Mori Tower 31F, 6-10-1 Roppongi, Minato-ku, Tokyo Company: FourM Co., Ltd.

Representative Director: Koseki Otohiko

(Party B) Address: Realize Yodogawa-cho Building 507, 1-5-31 Kyuhoji-cho, Chuo-ku, Osaka Company: Center Mobile Co., Ltd. Representative Director: Nakagoshi Tatsuya